Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the following Registration Statements:
(1)Registration Statement (Form S-8 No. 333-173988) pertaining to the AMETEK, Inc. 2011 Omnibus Incentive Compensation Plan,
(2)Registration Statement (Form S-8 No. 333-87491) pertaining to the AMETEK Retirement and Savings Plan,
(3)Registration Statement (Form S-8 No. 333-91507) pertaining to the AMETEK, Inc. Deferred Compensation Plan and,
(4)Registration Statement (Form S-8 No. 333-238099) pertaining to the AMETEK, Inc. 2020 Omnibus Incentive Compensation Plan.
of our reports dated February 17, 2026, with respect to the consolidated financial statements of AMETEK, Inc. and the effectiveness of internal control over financial reporting of AMETEK, Inc., included in this Annual Report (Form 10-K) of AMETEK, Inc. for the year ended December 31, 2025.

/s/ ERNST & YOUNG LLP

Philadelphia, Pennsylvania February 17, 2026